As filed with the Securities and Exchange Commission on February 16, 1999
                           Registration No. 333-67321



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------



                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                             THE NETPLEX GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

   New York                                    7372                            11-2824578
-------------------------------        ---------------------------        ----------------------
(State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)         Classification Code Number)        Identification Number)

                        8260 Greensboro Drive, 5th Floor
                             McLean, Virginia 22102
                                 (703) 356-3001
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   Gene Zaino
                       President & Chief Executive Officer
                             The Netplex Group, Inc.
                        8260 Greensboro Drive, 5th Floor
                             McLean, Virginia 22102
                                 (703) 356-3001
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent of service)

                      ------------------------------------

                                   Copies to:
                              Steven Wolosky, Esq.
                            Kenneth Schlesinger, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                      ------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                      ------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

The Prospectus contained within this Registration Statement also relates to securities which were registered pursuant to Form S-3 Registration Statement (Registration No. 333-16423)
                      ------------------------------------


                         CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                                            Proposed
                                                                          Proposed          Maximum
                Title of Each Class                                       Maximum          Aggregate
                   of Securities                      Amount To Be     Offering Price       Offering        Amount of
                 To Be Registered                      Registered       Per Security        Price(1)    Registration Fee

Common Stock, $.001 par value                           956,000            $0.938(1)        $896,728        $271.74

Common Stock, $.001 par value, issuable upon the
Conversion of Class B preferred shares issued or
to be issued in connection with the acquisition
to be consummated
in October 1998(2)                                    1,287,540(9)        $1.5625(9)     $1,000,000         $303.03

Common Stock, $.001 par value, issuable upon the
Conversion of Class C preferred shares issued or to
be issued in connection with a Private Placement
consummated in September 1998                         2.450,000(7)         $0.938(1)     $2,298,100         $696.39

Warrant for up to 550,000 shares of Common Stock
issued to Waterside Capital Corporation in connection
with the issuance of the Class C Preferred Shares
(the "Waterside Warrant")(8)                               one                --                 --              --

Common Stock, $.001 par value, issuable upon
exercise of Prepaid Common Stock Purchase Warrants
issued in connection  with a private  placement
consummated in September  1998s
(the "September 1998 Private Placements")
(the "September 1998 Prepaid Warrants")(2)            2,500,000(2)         $1.3938(3)    $3,484,500         $1,055.91(4)

Common Stock, $.001 par value, issuable upon
exercise of certain outstanding warrants (the "Priva
Placement Warrants")  issued in connection with the
September 1998 Private Placement(5)                     691,667(5)         $1.3789(10)     $953,740           $289.01

Common Stock, $.001 par value, issuable upon
exercise of certain outstanding warrants (the "FBW
Warrants")                                              250,000              $1.59(6)      $397,500           $120.45

           Total                                      8,135,207                          $9,030,568         $2,736.53
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low price of the Company's common stock, $.001 par value (the "Common Stock"), on the Nasdaq Stock Market on November 11, 1998.

(2) For purposes of estimating the number of shares of the Common Stock to be included in this Registration Statement, the Company calculated 200% of the number of shares of Common Stock issuable upon exercise of or otherwise pursuant to 1,700 Prepaid Common Stock Purchase Warrants based upon the terms set forth in the Prepaid Warrants in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, the number of shares to be registered hereunder is subject to adjustment and could be greater or less than such estimated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, stock splits, stock dividends and similar transactions, the effect of anti-dilution provisions contained in the Prepaid Warrants and by reason of changes in the exercise price of the Prepaid Warrants in accordance with the terms thereof. Based upon the foregoing, this estimate is not intended to constitute a prediction as to the number of shares of Common Stock into which the Prepaid Warrants will be exercised.

(3) The exercise price of the Prepaid Warrants is125% of the fixed exercise price of $1.3938. The exercise price of the Prepaid Warrants after the first year is the lower of $1.3938 or 80% ofthe average of the three (3) lowest closing bid prices for the Company's Common Stock during the twenty
     (20) consecutive trading day period ending on the trading day immediately prior to exercise.

(4) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of (i) the price at which the Prepaid Warrants may be exercised; (ii) the offering price of securities of the same class included in the Registration Statement; or
     (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(5) Pursuant to Rule 416, additional securities are being registered as may be required for issuance pursuant to the provisions of the Private Placement Warrants issued to Waterside Capital Corporation.

(6) Pursuant to Rule 457(g), the registration fee for the Common Stock underlying such warrant is calculated on the basis of the exercise price of the FBW Warrants.

(7) For purposes of estimating the number of shares of the Common Stock to be included in this Registration Statement, the Company used the negotiated number of shares of Common Stock issuable upon conversion of the Class C Preferred in accordance with Rule 416 of the

     Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 416, the number of shares to be registered hereunder is subject to adjustment and could be greater or less than such estimated amount depending upon factors that cannot be predicted by the Company at this time, including, among others, stock splits, stock dividends and similar transactions, the effect of anti-dilution provisions provisions contained in the Certificate of Designation for the Preferred Stock and by reason of changes in the exercise price of the Prepaid Warrants in accordance with the terms thereof. Based upon the foregoing, this estimate is not intended to constitute a prediction as to the number of shares of Common Stock into which the Preferred Stock will be exercised.

(8) The Common Stock underlying the Warrant issued to Waterside Capital Corporation is included in the Common Stock to be issued if the Private Placement Warrants are exercised.

(9) Includes 643,770 shares of Common Stock issuable upon the conversion of 643,770 shares of Class B Preferred Stock which was issued as part of the acquisition, and an additional 643,770 shares of Common Stock issuable upon the conversion of an additional 643,770 shares of Class B Preferred Stock which may be issued in the futute, contingent upon the acquisition achieving certain performance criteria over the nine quarters beginning October 1, 1998. The offering price was a calculated value used to determine the number of Class B preferred shares to be issued in the acquisition.

(10) The offering price is the average exercise price of the Waterside Warrant and the incentive warrants issued in connection with the September 1998 Prepaid Warrants (together referred to as the "Private Placement Warrants").

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 16, 1999

                             PRELIMINARY PROSPECTUS

                        8,135,207 Shares of Common Stock

                             THE NETPLEX GROUP, INC.

                         Common Stock ($.001 par value)

                               and One (1) Warrant


         This prospectus covers the offer and sale of an estimated 8,135,407 shares of the common stock of the Company. The common stock is being offered and sold by certain of our shareholders. As part of a series of mergers and private placements occurring from June to October 1998, the Company issued (1) 956,000 shares of common stock, (2) two series of preferred stock and (3) warrants including prepaid warrants. The preferred stock is convertible into 3,737,540 shares of common stock, and 3,441,667 shares of common stock are issuable upon exercise of the warrants. Some or all of the selling shareholders expect to sell their shares. The prospectus also related to the offer and resale of a warrant to purchase up to 550,000 shares of common stock.

         The selling shareholders may offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. The Company will bear all expenses in connection with the preparation of this prospectus.

                 THE PROCEEDS AND DETERMINING THE OFFERING PRICE

         All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock or the exercise of the prepaid warrants. The Company will, however, receive the exercise price of the other warrants at the time of exercise.

         The Company's common stock is publicly traded on Nasdaq under the symbol ("NTPL") and on the Boston Stock Exchange under the symbol ("NPL"). On February 11, 1999, the closing sales price for one share of the Company's common stock on Nasdaq was $2.6875.

--------------------------------------------------------------------------------
                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
          SEE "RISK FACTORS" ON PAGES 6 THROUGH 10 OF THIS PROSPECTUS.
--------------------------------------------------------------------------------

    THE COMPANY'S SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN
     APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTORS IS ACCURATE OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                The date of this Prospectus is ___________, 1999

                             ADDITIONAL INFORMATION

         We have filed with the SEC (the "SEC" or the "Commission") a registration statement on Form S-3 under the Securities Act, with respect to the resale of common stock and the resale of a warrant, the exercise of the warrants, the conversion of the preferred stock and the resale of a warrant. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in that registration statement and its exhibits. For further information with respect to us and our common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying through the entities listed below. See "Where You Can Find More Information."


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Where You Can Find More Information..................                          3
Prospectus Summary.....................................                        4
Risk Factors...........................................                        6
    Operating Losses...................................                        6
    Cash Requirements; Need for
    Additional Financing; Uncertainty
    of Capital Funding.................................                        6
    Potential Fluctuations in Quarterly
    Results............................................                        6
    Dependence Upon Key Personnel......................                        6
    Competition........................................                        7
    Legal Uncertainties................................                        7
    Project Risks......................................                        7
    Dilution; Shares Available for
    Future Sale........................................                        8
    Failure or Inability to Register
    Shares; Failure to Obtain
    Shareholder Approval...............................                        8
    Common Stock Eligible for Future
    Sale...............................................                        8
    No Dividends.......................................                        8
    Year 2000 Compliance...............................                        8
    Listing............................................                        9
Use of Proceeds........................................                       11
Selling Shareholders...................................                       12
Plan of Distribution...................................                       16

Legal Matters..........................................                       17
Experts................................................                       17
Indemnification for Securities Act
  Liabilities..........................................                       17


                        --------------------------------


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

                  (a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

                  (b) Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

                  (c) The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 8, 1993.

                  (d) Current Reports on Form 8-K filed on February 17, 1998, March 20, 1998, April 15, 1998, July 2, 1998, and November 2, 1998 and
         on Form 8-K/A filed on September 30, 1998 and December 30, 1998.

         You may request a copy of the filings, at no cost, by writing or telephoning the following address:

                                    Mr. Walton Bell
                                    Chief Financial Officer
                                    8260 Greensboro Drive
                                    5th Floor
                                    McLean, Virginia  22102
                                    (703) 356-3001.

         When you are deciding whether to purchase the shares being offered by this prospectus, you should rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               Prospectus Summary

         The following summarizes the business and operations of The Netplex Group, Inc. (referred to in this prospectus as "we", "us", "Netplex" or the "Company"). This summary highlights certain information about the Company that is included and incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are incorporated by reference in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."


                                   The Company

         Based in McLean, Virginia with twelve offices throughout the U.S., The Netplex Group, Inc. together with its wholly owned subsidiaries, is an Information Technology (IT) Services and Solutions company providing the people, technologies, and processes that build, manage, and protect business information systems. Through the strategic teaming of business consulting practice areas, operating units, and wholly owned subsidiaries, we believe that we are positioned to deliver: IT Solutions - Design and implementation of systems solutions to address IT related business needs; IT Staffing - Staff augmentation and flexible task outsourcing; and IT Contractor Resources Business services for the independent IT Consultant. Our address is 8260 Greensboro Drive, 5th Floor, McLean, Virginia 22102 and our telephone number is (703) 356-3001. Our Worldwide Web site address is www.netplexgroup.com.

         We were incorporated in 1986. From 1986 to June 1996, under the name CompLink, Ltd., we developed and marketed a communications software product. On June 7, 1996, CompLink acquired and merged with The Netplex Group, Inc. and America's Work Exchange, Inc. by issuing approximately 3,245,000 shares of common stock. CompLink also issued 1,691,000 options to purchase its common stock in exchange for the 1,691,000 outstanding options to purchase the common stock of The Netplex Group. The mergers have been accounted for under the purchase method of accounting as a reverse merger, since the shareholders of the acquirees, who have common control, received the larger percentage of the voting rights of the combined entity. As a result of the merger, CompLink gave effect to the new share issuance and eliminated its accumulated deficit. The acquisition of the assets and liabilities of CompLink has been accounted for at book value, which approximates fair value. CompLink then changed its name to The Netplex Group, Inc.

         We acquired Onion Peel Solutions L.L.C., a Raleigh, NC based provider of network management solutions as of July 1, 1997, by issuing 80,000 shares of our common stock to the members of Onion Peel, subject to the issuance of additional shares based on the closing price of our common stock during the fourth quarter 1998 We expect to issue an additional 297,396 shares by February 15, 1999 to meet this obligation.

         On January 30, 1998, we completed the purchase of all of the stock of The PSS Group, Inc. ("PSS"). PSS was the technical professional staff augmentation operations and business of Preferred Systems Solutions, Inc. ("Preferred") and formerly a wholly owned subsidiary of Preferred. In consideration for the purchase, we paid $300,000 at closing, and on or before January 15, 1999 we will pay $300,000 in cash or 200,000 shares of our common stock or any combination thereof, at Preferred's option. The agreement also provides that Preferred will receive additional consideration (the "Earn-out") if PSS meets certain operating targets. Such PSS Earn-out may be paid at our option in cash or in our common stock based on future stock prices, or any combination thereof. In connection with the acquisition, we have entered into employment agreements with certain employees of PSS. As of December 31, 1998, we have not paid and do not owe any additional consideration, in connection with the acquisition of PSS.

         On June 18 1998, we completed the purchase of all of the stock of Automated Business Solutions and Kellar Technology Group, Inc. (collectively, "ABS"). In consideration for the purchase, we paid $200,000 and issued 450,000 shares of our common stock. The agreement also provides that the former shareholders of ABS will receive additional consideration (the "ABS Earn-out") if ABS meets certain operating targets. As of September 30, 1998, we have recorded

$158,000 of additional consideration under the ABS Earn-Out. Such consideration was recorded as an addition to goodwill and will be amortized over the remaining life of the goodwill resulting from the transaction.

         On October 16, 1998, we completed the purchase of the information technology consulting business of Applied Intelligence Group, Inc. of Oklahoma City ("AIG") effective as of September 1, 1998. In consideration for the purchase, we paid $3,000,000 and issued 643,770 shares of Class B Preferred Stock ("AIG") (valued at $1,000,000) at closing. The Class B Preferred Stock is convertible into common stock of the Company at any time on a share for share basis. No dividends are payable on the Class B Preferred Stock. The holders of the Class B Preferred Stock have agreed not to sell or otherwise distribute the common stock underlying the Class B Preferred Stock for a period of one year. The agreement also provides that AIG will receive additional consideration (the "AIG Earn-out") if AIG meets certain operating targets. Such AIG Earn-out would consist of (i) up to $1.5 million of cash if AIG achieves certain net profit targets over the next six quarters from the date of acquisition and (ii) up to 643,700 shares of Class B Preferred Stock if AIG achieves certain net profit targets over the next 9 quarters from the date of acquisition.

         As of September 30, 1998, the Company has recorded $133,000 of additional consideration in accordance with the AIG acquisition agreement. Such consideration was recorded as an addition to goodwill and will be amortized over the remaining life of such goodwill.

                                  Risk Factors

         An investment in the shares offered by this prospectus involves a high degree of risk. You should carefully consider the following risk factors, as well as information contained and incorporated by reference in this prospectus before deciding to invest in our common stock.

         Operating Losses. We had a net loss of $2,873,603 for the year ended December 31, 1997 and $2,423,378 for the nine months ended September 30, 1998. We anticipate that losses will continue until we earn enough from the sales of our products and services to cover our costs. We are unsure whether our operations will ever become profitable or that we will generate cash flows sufficient to meet our costs and sustain our operations.

         Cash Requirements; Need for Additional Financing; Uncertainty of Capital Funding. As of September 30, 1998, we had negative working capital of $1,145,617. We believe that our existing resources will be adequate for our cash needs through September 1999. Beyond such period, we may need to raise substantial additional capital to pay for our operations. We are uncertain whether additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. If adequate funds are unavailable, we may delay, curtail, reduce the scope of or eliminate (1) the expansion of our operations and/or (2) our marketing and sales efforts which could have a material adverse effect on our financial condition and business operations.

         Potential Fluctuations in Quarterly Results. Our revenues and operating results may vary due to (1) the number and dollar value of client engagements commenced and completed during a quarter, (2) the number of working days in a quarter and (3) employee hiring and utilization rates. The timing of revenues is difficult to forecast because our sales cycle for new clients is relatively long and may depend on the size and scope of assignments and general economic conditions. Because a high percentage of our expenses are relatively fixed, a change in the timing of the beginning or end of client assignments, particularly at or near the end of any quarter, could cause operating results to significantly vary from quarter to quarter and result in reported losses for that quarter. In addition, clients can terminate our engagement at will, resulting in a higher than expected number of unassigned persons or higher severance expenses. While we adjust professional staffs to reflect active projects, we must maintain a sufficient number of senior professionals to oversee existing client projects and help our sales force secure new client assignments. Because we perform work on a fixed-price basis, we also bear the risk of cost overruns and inflation. New product introductions and market acceptance of new and enhanced versions of our products or the products of third parties may also significantly affect our operating results.

         Dependence Upon Key Personnel. Our future success depends in large part on the continued services of Gene Zaino, the Company's President and Chief Executive Officer, and of our technical, marketing, sales and management personnel, as well as on our ability to continue to attract, motivate and retain highly qualified employees. We have a $1,000,000 key man insurance policy on the life of Mr. Zaino. Our employees can terminate their employment at any time. Competition for such employees is intense. It is difficult to locate technical, marketing, sales and management personnel with the combination of skills and attributes required to execute our strategy. We believe we need to hire additional technical personnel to improve existing products and services and to develop new products and services and new sales personnel to sell our products and services. The inability to attract new personnel could have a material adverse effect our results of operations and research and development efforts. Our success depends in large part upon our ability to attract and retain qualified technical project managers. Although we have attracted and retained qualified employees, qualified project managers are in particularly great demand and will remain a limited resource for the foreseeable future. Accordingly, we may be unable to continue to retain and attract qualified project management.

         Competition. We provide information technology services which is a highly competitive field, subject to rapid changes and includes competitors from a variety of market segments, including:

                  o        systems consulting and integration firms
                  o        contract programming companies

                  o the professional service groups of computer equipment companies (such as Hewlett-Packard Company, IBM, Unisys Corporation and Digital Equipment Corporation)
                  o        facilities management and MIS outsourcing companies
                  o        "Big Five" accounting firms
                  o        general management consulting firms

Our competitors include Andersen Consulting, Technology Solutions Corporation, Computer Task Group, Inc., Alternative Resources, Inc., Innovative Information Systems, Inc., Cap Gemini America, The Registry, INS, Cambridge Technology Partners, Electronic Data Systems Corporation and New Boston Systems, Inc. Many of our competitors have significantly greater financial, technical and marketing resources, greater name recognition and generate greater systems consulting and integration revenues than us. The information technology services market is also highly fragmented and served by numerous local firms.

         We believe that the principal competitive factors in the information technology services industry include:

                  o        responsiveness to client needs
                  o        speed or project implementation
                  o        quality of service
                  o        price
                  o        project management capability
                  o        technical expertise

         Legal Uncertainties. Technical services firms face legal uncertainties, including the extent of liability for violations of employment and discrimination laws. Our liability can include violations of employment and discrimination laws committed by consultants we provide to our customers. We believe the Company complies in all material respects with all applicable rules, regulations and licensing requirements.

         Project Risks. Occasionally, we must guarantee to our customers that the integrated system which we are consulting will operate properly when completed. Due to rapid changes in technology or other unforeseen developments it may be difficult and costly to comply with such guarantees.

         Dilution; Indefinite Amount of Shares Issuable Upon Conversion or Exercise of Certain Shares of Preferred Stock and Warrants; Shares Available for Future Sale. We have outstanding options and warrants to purchase an aggregate of 6,047,052 shares of our common stock (not including the prepaid warrants) at a weighted average exercise price per share (subject to adjustment in certain circumstances) of $1.79 per share and outstanding shares of convertible class a and class b preferred stock that are convertible into an aggregate of approximately 1,631,343 shares of common stock. In addition, we have 1,500,000 shares of class c preferred stock outstanding which is convertible at any time after the earlier of a change in control or five years from the date of issuance. The number of shares of common stock into which the class c preferred stock is convertible can fluctuate since it is equal to $1,500,000 (plus accrued but unpaid dividends) divided by 25% of the 20 day average trading price of our common stock immediately prior to conversion. We also have outstanding prepaid warrants which as of January 31, 1999 are exercisable into 3,283,442 shares of common stock. The number of shares of common stock issuable upon the exercise of the prepaid warrants fluctuate due to a number of factors including the bid prices of one share of common stock. The exercise of all of the outstanding warrants (including the prepaid warrants), options and/or conversion of the outstanding convertible preferred stock would dilute the then-existing stockholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided by such securities. We do not control the timing of any exercise or the number of shares issued or sold if such exercise takes place.

         Failure or Inability to Register Shares. We will incur penalties and costs under the terms of the prepaid warrants issued in private placements in April and September 1998 if we do not register the shares of common stock issuable upon exercise of those warrants, or if we fail to maintain listing on the Nasdaq SmallCap Market. These penalties may have a material and adverse effect on our financial condition and results of operations.

         Common Stock Eligible for Future Sale. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants or the conversion of the preferred stock could materially adversely affect the market price of the common stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

         No Dividends. We have never paid dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

         Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations. As a result, by January 1, 2000, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

         Our vendors, customers, suppliers and service providers are under no contractual obligation to provide Year 2000 information to us. Generally, we believe our key internal software systems are either compliant, the vendors claim compliance, or the problems can be corrected by purchasing small amounts of hardware, software or software upgrades, where necessary. We are also continuing to assess the readiness of external entities, such as subcontractors, suppliers, vendors, and service provides that interface with us.

         Based on our assessments and current knowledge, we believe we will not, as result of the Year 2000 issue, experience any material disruptions in internal processes, information processing or services from outside relationships. We believe that the Year 2000 issue will not pose significant operational problems and we will be able to manage the total Year 2000 transition without any material effect on our results of operations or financial condition. The most likely risks to us from Year 2000 issues are external, due to the difficulty of validating all key third parties' readiness for Year 2000. We have sought and will continue to seek confirmation of such compliance and seek relationships which are complaint.

         We currently anticipate that all internal systems and equipment will be Year 2000 complaint by the end of the second quarter of 1999 and that the associated costs will not have a material adverse effect on our results of operations and financial condition. However, the failure to properly assess or timely implement a material Year 2000 problem could result in a disruption of our normal business activities or operations. Such failures, depending on the extent and nature, could materially and adversely effect the Company's operations and financial condition. To date, we have not developed a contingency plan.

         We do not believe that the costs of its Year 2000 Program have been or are material to its financial position or results of operations. All expenses have been charged against earnings as incurred and we intend to continue to charge such costs against earning as the costs are incurred.

         We believe that the network management software products of our new Onion Peel Software L.L.C. subsidiary will properly process/utilize dates beyond December 31, 1999.

         We do not engage in any Year 2000 work.

         The estimates and conclusions set forth herein regarding Year 2000 compliance contain forward-looking statements and are based on management's estimates of future events and information provided by third parties. We are unsure if such estimates and information provided will prove to be accurate. Risks to completing the Year 2000 project include the availability of resources, our ability to discover and correct potential Year 2000 problems and the ability of suppliers and other third parties to bring their system into Year 2000 compliance.

         Failure to Maintain Listing; Penalties. Our common stock currently is quoted or traded on Nasdaq and The Boston Stock Exchange, respectively. We are currently in compliance with Nasdaq's listing requirements. However, we may be unable to continue to meet the applicable requirements for continued listing. The failure to continue to meet Nasdaq's requirements may result in the common stock no longer being eligible for quotation on Nasdaq and trading, if any, of the common stock would thereafter be conducted in the non-Nasdaq over-the-counter market. In addition, we will incur penalties and costs under the terms of the prepaid warrants issued in April and September 1998 if we do not maintain a Nasdaq listing. If our common stock is delisted from Nasdaq, it may be more difficult to sell, or obtain accurate quotations as to the market value of, our common stock.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock, the sale of warrants to purchase up to 550,000 of common stock, the conversion of the preferred stock or the exercise of the prepaid warrants. We will, however, receive proceeds from the exercise price of warrants issued in September 1998 being offered in this prospectus. If all of the warrants are exercised, we will realize gross proceeds in the amount of $1,153,125. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                              SELLING SHAREHOLDERS

         The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. Except as otherwise indicated in the footnotes to such table, no such selling shareholder has been an officer, director or employee of the Company for the past three years. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all or part of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon termination of any offering made hereby. See "PLAN OF DISTRIBUTION."

         In connection with the shares issuable upon exercise of the prepaid warrants, we granted the selling shareholders certain registration rights pursuant to which we agreed to keep the Registration Statement, of which this prospectus is a part, effective until the date that all of such shares have been sold pursuant to the Registration Statement. We have agreed to indemnify such selling shareholders and each of their officers, directors, employees, partners, legal counsel and accountants, and each underwriter, if any, and each person who controls any such underwriter, against certain expenses, claims, losses, damages and liabilities (or action in respect thereof). We will pay the expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and our own counsel fees.

         Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the prepaid warrants and/or the other warrants, options and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents. In addition, in the case of the shares underlying the prepaid warrants, there may be changes in the number of shares offered hereby due to changes in the exercise price of the prepaid warrants in accordance with the terms thereof. This is not intended to constitute a prediction as to the number of shares into which the prepaid warrants will be exercised. Moreover, in the case of the shares underlying the prepaid warrants, the number of Shares owned and offered for sale hereby represents an estimate of the number of shares of common stock issuable upon conversion of or otherwise with respect to the prepaid warrants, based on 200% of the number of shares of common stock issuable at an exercise price of $1.47 in accordance with Rule 416 and the terms of the prepaid warrants.


                                                                             Shares to be
                                     Number of Share of Common Stock           Sold in         Shares Beneficially Owned
                                 Beneficially Owned Prior to Offering(1)     Offering(2)            After Offering
             Name                       Number             Percentage                            Number         Percent
             ----                       ------             ----------                            ------         -------
Leon Atkin                             50,000                  *                   50,000              0              0
James Daleen                           10,000                  *                   10,000              0              0
Paul Edelman                           20,000                  *                   20,000              0              0
George Gellert                        265,000(3)              2.6                 125,000        140,000             1.4
Neil Glassberg                         20,000                  *                   20,000              0              0
Natalie Gonnen                         50,000                  *                   50,000              0              0
Cyra Kerven                            10,000                  *                   10,000              0              0
Todd Koffman                           30,000                  *                   30,000              0              0
Louis Rosenwein                       285,000(4)              2.8                 125,000        160,000             1.6
Harold Stangler                         6,000                  *                    6,000              0              0
Stuart Wachnin                         22,500(5)               *                    5,000         17,500              0
J. Craig Jones                        152,922                 1.5                 152,922              0              0
Stephen S. Turner                     218,390                 2.1                 218,390              0              0
David C. Turner                        18,042                  *                   18,042              0              0
Steven S. McBryde                      19,073                  *                   19,073              0              0
Timothy Shelton                        19,073                  *                   19,073              0              0
William K. Bell                        22,500                  *                   22,500              0              0
The ViaLink Company                 1,287,540                11.2               1,287,540              0              0
Waterside Capital                   3,000,000(6)             22.7               3,000,000              0              0
Corporation
Goldman Sachs Performance           1,432,394(10)            12.3(11)            1,432,394             0              0
Partners, LP
Goldman Sachs Performance           1,162,523(10)            10.2(11)            1,162,523             0              0
Partners (Offshore), LP
Claudio Guazzoni(7)                    30,025                  *                   30,025              0              0
David McCarthy(8)                      51,993                  *                   30,025         21,968              *
Samuel L. Milbank(9)                   21,350                  *                   21,350              0              0
Augie LaTorre                           8,000                  *                    8,000              0              0
The Zanett Securities                  51,350                  *                   12,350         39,000              *
Corporation (10)
Ferris, Baker and Watts, Inc.         150,000                 1.4                 150,000              0              0



Richard Prinz                         40,000                   *                   40,000              0              0
Steven Shea                           25,000                   *                   25,000              0              0
John Hagan                            20,000                   *                   20,000              0              0
Peter Malekian                        10,000                   *                   10,000              0              0
Charles Place                          3,000                   *                    3,000              0              0
Mark Rust                              2,000                   *                    2,000              0              0


----------------------------
o        Less than one percent

(1) Beneficial ownership is determined in accordance with SEC rules and generally include voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold, and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or less than the estimated amount indicated, depending upon a number of factors, including with respect to all selling shareholders whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment and, in addition, with respect to the holders of prepaid warrants, if converted during the first year, 125% of $1.3938 and thereafter the lower of (i) 80% of the average of the three lowest closing bid prices of common stock for the twenty trading days prior to the date of exercise and (ii) $1.3938, and whether any of the prepaid warrants have been redeemed.

(3) Includes 125,000 shares of common stock purchased in a private placement in August 1998 and 140,000 shares of common stock purchased in a private placement in March 1998.

(4) Includes 125,000 shares of common stock purchased in a private placement in August 1998 and 160,000 shares of common stock purchased in a private placement in March 1998.

(5) Includes 5,000 shares of common stock purchased in a private placement in August 1998 and 17,500 shares of common stock purchased in a private placement in March 1998.

(6) Includes 2,450,000 shares of common stock reserved for the conversion of the Class C preferred stock and 550,000 shares of common stock reserved for conversion of the Private Placement Warrants.

(7) Includes 16,000 shares of common stock and 14,025 private placement warrant shares.

(8) Includes 14,025 private placement warrant shares, 21,968 prepaid warrant shares and 16,000 shares of common stock.

(9) Includes 12,000 shares of common stock and 9,350 private placement warrant shares.

(10) Assumes that such selling shareholder will convert its prepaid warrants into common stock at a price of $1.3938 per share and eliminate any fractional shares. Pursuant to the terms of each prepaid warrant the selling shareholders may convert each prepaid warrant into such number of shares of common stock as is determined by dividing $1,000 by 125% of $1.3938 during the first year, or thereafter by the lesser of (i) 80% of the three (3) lowest closing bid prices for the common stock on the Nasdaq SmallCap Market for the twenty trading days prior to the date of exercise or (ii) $1.3938.

(11) Except under certain circumstances, none of the selling shareholders may exercise the prepaid warrants to the extent that such exercise would cause the selling shareholder to beneficially own more than 4.99% of the total outstanding common stock of the Company. Therefore, the number of shares listed here and which a selling shareholder may sell pursuant to this prospectus may exceed the number of shares such selling shareholder may beneficially own as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares at various times in one or more of the following transactions:

         o ordinary brokers transactions, which may include long or short sales

         o        cross or block trades or otherwise on Nasdaq

         o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus

         o "at the market" to or through market makers or into an existing market for the common stock

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents

         o options, swaps or other derivatives (whether exchange listed or otherwise)

         o any combination of the foregoing, or by any other legally available means

         o        in connection with short sales of shares of common stock

         o        option or other transactions

         Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts, concessions or commission from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling shareholders and any broker-dealers acting in connection with the sale of the shares of common stock hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act because of the number of shares of common stock to be sold or reserved by such persons or entities or the manner of sale of such shares, or both. If a selling shareholder or any broker-dealer or other holders were determined to be underwriters any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act. Neither the Company nor any selling shareholder can presently estimate the amount of such compensation. We don't know of existing arrangements between any selling shareholder and any other shareholder, dealer, underwriter or agent relating to the sale or distribution of the Shares.

                  The selling shareholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

                  During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.


                                  LEGAL MATTERS

         For purposes of this offering Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York is giving its opinion on the validity of the shares. Members of such firm have options to purchase shares of common stock of the Company.

                                     EXPERTS

         The financial statements of The Netplex Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by New York law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Amended and Restated Certificate of Incorporation provides for the elimination, to the extent permitted by New York law, of personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as directors.

         Section 721 through 726 inclusive of the New York Business Corporation Law (the "New York BCL") also contain provisions relating to the indemnification of officers and directors. The New York BCL provides that a corporation may (but is not required to) indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation (other than in an action brought by the corporation against such person or by shareholders against such person on behalf of the corporation), even if the director or officer is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation (and, criminal actions or proceedings, had no reason to believe his conduct was unlawful). In addition, a corporation may (but is not required to) indemnify a director or officer against amounts paid in settlement and reasonable expenses of an action brought against him by the corporation or by shareholders on behalf of the corporation, even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in (or not opposed to) the best interests of the corporation. However, no indemnification is permitted in an action by the corporation, or shareholders on behalf of the corporation, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is adjudged to be liable to the corporation, unless a court determines that, in view of all of the circumstances, he is entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. In addition, the New York BCL provides that a director or officer shall be indemnified if such person is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by the Board of Directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under New York BCL Section 721. Such authorization is made by the Board of Directors, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel or the shareholders that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. A corporation's board of directors may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses, if it is ultimately determined that he is not entitled to be indemnified for them.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of November 13, 1998.

                                ----------------



                        8,135,207 Shares of Common Stock





                             THE NETPLEX GROUP, INC.











                                ----------------

                                   PROSPECTUS
                                ----------------






                                ___________, 1999

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered, all of which, will be paid by the Registrant, are as follows:

         SEC Registration Fee.....................          $   2,736.53
         Accounting Fees and Expenses.............             10,000.00
         Legal Fees and Expenses..................             15,000.00
         Blue Sky Fees and Expenses...............             10,000.00
         Miscellaneous Expenses...................             12,263.47
         Total....................................            $50,000.00


Item 15.  Indemnification of Directors and Officers.

         Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

         The Company's authority to indemnify its directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law (the "BCL").

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a
"derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

         A more specific description of the relevant law is provided below.

         ss.721 Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

         ss.722 Authorization for Indemnification of Directors and Officers--(a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

         (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer or any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         ss.723 Payment of Indemnification Other Than By Court Award--(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

         (b) Except as provided in  paragraph  (a),  any  indemnification  under section 722 or otherwise permitted
by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                           (A) By the  board  upon the  opinion  in  writing  of
independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                           (B)  By the  shareholders  upon a  finding  that  the
director or officer has met the applicable standard of conduct set forth in such sections.

                           (C)  Expenses   incurred  in  defending  a  civil  or
criminal action or proceeding may be paid by the corporation in advance of the &al disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

         ss.724 Indemnification of Directors and Officers by a Court--(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.

         Application therefor may be made, in every case, either:

                  (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

                  (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

         (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

         (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

         ss.725 Other Provisions Affecting Indemnification of Directors and Officers--(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724

(Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the-procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

         (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                  (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                  (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

         (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

         (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

         (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

         (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

         ss.726 Insurance for Indemnification of Directors and Officers--(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

                  (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

                  (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

                  (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

         (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer.

                  (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

                  (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

         (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

         (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section .725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

         (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

         The Company's Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company to the Company or its shareholders for damages for any breach of duty as directors, is eliminated, provided that nothing shall limit the liability of any Director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved international misconduct.

         The Company has also entered into indemnification agreements with each of its officers and directors.

         Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Company has agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify the Company and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Item 16.          Exhibits and Financial Statement Schedules


(a)      Exhibit Number
                      *****4(a)       --    Certificate     of     Designations,
                                            Preferences  and  other  Rights  and
                                            Qualifications     of     Class    B
                                            Convertible Preferred Stock.

                      *****4(b)       --    Certificate   of  Amendment  of  the
                                            Certificate of  Incorporation of The
                                            Netplex Group, Inc.


                      *****4(c)       --    Investor   Rights   Agreement  dated
                                            September 30, 1998.

                      *****4(d)       --    Registration     Rights    Agreement
                                            (between   Netplex   and   Waterside
                                            Capital) dated September 30, 1998.

                      *****4(e)       --    Stock    Purchase    Warrant   dated
                                            September 30, 1998.

                      *****4(f)       --    Placement   Agency  Agreement  dated
                                            September 25, 1998.

                      *****4(g)       --    Incentive Stock Purchase Warrant.

                      *****4(h)       --    Prepaid    Common   Stock   Purchase
                                            Warrant.

                      *****4(i)       --    Registration     Rights    Agreement
                                            (between  Netplex  and  the  Initial
                                            Investors) dated September 25, 1998.

                      *****4(j)       --    Securities  Purchase Agreement dated
                                            September 25, 1998.

                       ****5          --    Opinion of Olshan  Grundman  Frome &
                                            Rosenzweig LLP

                    ******23          --    Consent of KPMG LLP.

                      ****23(c)       --    Consent of Olshan  Grundman Frome
                                            & Rosenzweig LLP (contained in their
                                            opinion included under Exhibit 5)

                     *****24          --    Power of Attorney,  included on Page
                                            II-9.

----------------------
* Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 19, 1996 (Commission File No. 333-16423), as amended.
** Incorporated by Reference to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 28, 1993 (Commission File No. 33-57546), as amended.
*** Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.
****     To be filed by amendment.

*****    Previously filed.

******   Filed herewith.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Exchange Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of McLean, State of Virginia, on the __th day of February, 1999.

                                       THE NETPLEX GROUP, INC.


                                   By: /s/ Gene Zaino
                                       ------------------------------------
                                       Gene Zaino, Chairman,
                                       President & Chief Executive
                                       Officer

                                   SIGNATORIES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated. Each of the undersigned officers and directors of The Netplex Group, Inc. hereby constitutes and appoints Gene Zaino and Robert Skelton as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Report and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable The Netplex Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


        Signature                    Title                         Date
        ---------                    -----                         ----
/s/ Gene Zaino                  Chairman, President            February 11, 1999
--------------------------      and Chief Executive
Gene Zaino                      Officer (Principal
                                Executive Officer)

*                               Chief Financial Officer        February 11, 1999
--------------------------      and Treasurer
Walton E. Bell III              (Principal Financial
                                Officer)

*                               Director                       February 11, 1999
--------------------------
Richard Goldstein

*                               Director                       February 11, 1999
--------------------------
Deborah Schondorf-Novick

*                               Director                       February 11, 1999
--------------------------
Steven Hanau

*                               Vice President and Director    February 11, 1999
--------------------------
Frank C. Laguttuta

By: /s/Robert Skelton
--------------------------
       Robert Skelton
       Attorney-in-fact